EXHIBIT 99.1

International Absorbents Inc.
“Products and Technology for the Good of the Environment”

FOR IMMEDIATE RELEASE:

International Absorbents Announces First Quarter Results;
Net Income Increases 89%, Sales Increase 22%

FERNDALE, WASH., June 8, 2004... International Absorbents Inc. (AMEX: IAX), a leading developer and producer of environmentally-friendly pet care and industrial products, today reported an 89% increase in net profits and a 22% increase in revenues for the first quarter ended April 30, 2004, as compared to the same quarter in the previous fiscal year.

Net income for the three months ended April 30, 2004 increased by 89% to $602,000, or $0.10 per share, compared to $318,000, or $0.06 per share, for the first quarter of the prior fiscal year. Gross profits for the first quarter improved to $2,345,000, or 43%, as compared to $1,589,000, or 35%, for the same quarter of the prior fiscal year.

Sales for the first quarter of the current fiscal year (2005) grew by 22% to $5,501,000, compared to $4,518,000 for the same period of the prior fiscal year.

Gordon L. Ellis, Chairman of International Absorbents Inc. stated, “We believe that we are now beginning to realize benefits from implementation of the business plan we have been working under for the past couple of years. Margins increased during the first quarter of fiscal year 2005 due to a combination of factors including the effects of consolidation in our new facility in Washington State and improved production systems. Consolidation of facilities resulted in reduced rent and other overhead plus lower logistics costs. In addition, our recent conversion from loose-fill to press-pack packaging has created efficiencies which have resulted in both reduced labor and shipping costs.

In the marketing and sales areas, initiatives instigated by brand managers hired last year are now beginning to reap benefits. These and other initiatives are ongoing and are expected to produce continued growth throughout the year. We believe that continued strong performance, over the balance of the current fiscal year, will help offset anticipated costs associated the with the start up of our new east coast plant. These costs will exert downward pressure on profits in the latter part of the year. Our corporate philosophy of building for the future continues to do well for us.”

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.

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FINANCIAL HIGHLIGHTS

	3 Months Ended Apr. 30
	2004	2003
Sales revenue	$5,501,000	$4,518,000
Net income before taxes	947,000	508,000
Net income	602,000	318,000
Basic earnings per share	0.10	0.06
Weighted average shares (basic)	5,802,000	5,668,000

	As at Apr. 30	As at Jan. 31
	2004	2004
Total assets	$17,614,000	$15,943,000
Stockholder’s equity	11,198,000	10,503,000

Contact:
Charles (Chuck) Tait
International Absorbents Inc.
Toll Free 866-514-6559 or (604) 514-6559
info@absorbent.com

A number of the matters and subject areas discussed in this International Absorbents Inc. (the “Company”) press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, statements referring to the Company’s future growth strategies, prospects for the future, potential financial results, market and product line growth, abilities to enter new markets, ability to introduce new products, benefits from infrastructure improvements and the Company’s competitiveness and profitability as a result of new sales and marketing programs, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to contractor performance, newly installed equipment performance, weather related construction issues, consumer acceptance of the Company’s products at a new location, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-KSB for the fiscal year ended January 31, 2004 and its quarterly filings on Form 10-QSB. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.